EXHIBIT 99.1

ECA Marcellus Trust I

ECA Marcellus Trust I Announces Completion of Drilling Obligation

ECA Marcellus Trust I

The Bank of New York Mellon Trust Company, N.A., Trustee

News Release

For Immediate Release

AUSTIN, Texas December 19, 2011 —   ECA MARCELLUS TRUST I (NYSE: ECT) announced today that Energy Corporation of America (“ECA”), the Sponsor of the Trust, has met its obligation to drill 52 equivalent Development Wells under the Development Agreement.  ECA has informed the Trustee that ECA completed its drilling obligation on November 30, 2011, which is well over a year ahead of the schedule required under the Development Agreement.  ECA was required to meet its drilling obligation by March 31, 2013 and in no event later than March 31, 2014.  All of the Development Wells are expected to be on line and producing after completions operations are conducted, which is anticipated to occur by the end of the 3rd quarter of 2012.  The Trust will execute a release of the Drilling Support Lien and will also, pursuant to the Conveyances, reconvey to ECA all of the Subject Lands except for the portion that pertains to Subject Gas in, under and that may be produced from any Development Well drilled pursuant to the Drilling Agreement. In addition to the Development Wells the Trust also owns and retains a royalty interest in the fourteen (14) Producing Wells originally transferred to the Trust in connection with the formation of the Trust.

The Trust was formed by ECA to own royalty interests in natural gas properties owned by ECA in the Marcellus Shale formation in Greene County, Pennsylvania, and is entitled to receive certain amounts of the proceeds attributable to ECA’s interest in the sale of production from the properties.

This press release contains statements that are “forward-looking statements” within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended. All statements contained in this press release, other than statements of historical facts, are “forward-looking statements” for purposes of these provisions. These forward-looking statements include the statement regarding the anticipated timing of the completion operations relating to the Development Wells. Other important factors that could cause actual results to differ materially from those contemplated by this press release are set forth in the Trust’s Annual Report on Form 10-K for the year ended December 31, 2010, and all of its other filings with the Securities and Exchange Commission. Statements made in this press release are qualified by the cautionary statements made in this press release. Neither ECA nor the Trust or Trustee intends, and none of them assumes any obligation, to update any of the statements included in this press release. An investment in Common Units issued by ECA Marcellus Trust I is subject to the risks described in the Trust’s Annual Report on Form 10-K for the year ended December 31, 2010, and all of its other filings with the Securities and Exchange Commission. The Trust’s annual, quarterly and other filed reports are or will be available over the Internet at the SEC’s web site at http://www.sec.gov.

Contact:	ECA Marcellus Trust I
The Bank of New York Mellon Trust Company, N.A., as Trustee
Mike Ulrich
1(800) 852-1422
	919 Congress Avenue	Austin, TX 78701